EXHIBIT 10.3

     EKOR (COMPONENT A) I BLOCK COPOLYMER MANUFACTURING LICENSING AGREEMENT

This Agreement is made as of the effective date on the signature page at the end of this Agreement by and between NuSil Technology, a California corporation, having a place of business at 1050 Cindy Lane, Carpinteria, California 93013, (hereinafter referred to as "Manufacturer" or "NuSil"), and EUROTECH, Ltd., a District of Columbia corporation, located at 1216 16th St., N. W. Washington, DC 20036, (hereinafter referred to as "Licensor" or "Eurotech").

WHEREAS Eurotech has a worldwide (except Russia) exclusive license from Euro-Asian Physical Society of Moscow, Russia to a certain family of products jointly known as EKOR and the same to the key block copolymer ("Polymer"), which i s used to produce EKOR Component A of EKOR ("Paste A"), and

WHEREAS Eurotech intends to transfer under the conditions set forth in this Agreement all the needed parameters of the Paste A and Polymer manufacturing technology, and

WHEREAS Eurotech desires a production facility in the USA that is capable of producing commercial volumes of the Paste A, and

WHEREAS Eurotech will provide to NuSil the market and projects for Paste A delivery and sales, and

WHEREAS NuSil desires to produce Polymer and Component A , and

WHEREAS NuSil has the capability to support the technology transfer and produce the Polymer and Paste A, and

WHEREAS NuSil desires to sell Paste A to the markets and projects provided by Eurotech, and agrees to pay to Eurotech certain licensing fees based on such sales,

NOW THEREFORE, In consideration of the material covenants and undertakings hereinafter set forth, NuSil agrees to manufacture and supply the Polymer and the Paste A as set forth in this Agreement in accordance with the terms and conditions that follow.

1. Technology transfer.

1.1 This Agreement will commence with the technology transfer for making of Polymer and Paste A.

1.2 Polymer. Eurotech will provide all the necessary scientific support to transfer the technology of Polymer, including finished charts and the techniques and types of raw materials necessary for the process of the production of the Polymer currently used in Russia for production of the same and chemists to assist in this process. This process for making Polymer has already been submitted for the Patent.

1.3 NuSil will provide the lab facilities and technical personnel required to support such works. NuSil will translate and adjust the technological charts in accordance with the US equipment and will make available the pilot production facilities to produce small batches of Polymer in the amounts of 100s of kilos. The Polymer obtained from the pilot production facilities will be independently tested by the EAPS scientists for fitness to produce EKOR and if necessary the process of producing Polymer will be modified by the combined efforts. The Polymer technology transfer process will be considered successfully completed upon acceptance by EAPS scientists of the structure of the Polymer produced on the pilot industrial equipment.



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1.4 Eurotech will identify all needed fillers to be mixed with Polymer and conditions of their mixing, and will make EAPS scientists available for technical assistance to NuSil to produce Paste A.

1.5 NuSil will provide technical personnel and the mixing equipment (mixers, mills) in accordance with the requirements to obtain Paste A. The Paste A technology transfer process will be considered complete when NuSil demonstrates the ability to produce an EKOR Paste A formulation acceptable to EAPS scientists.

2. Term

2.1 This Agreement will commence as of the complete execution date of the Agreement, and shall continue for a period of one (l) year therefrom, unless earlier termination under the Agreement and automatically, from year-to-year thereafter unless terminated in writing thirty (30) days prior to the annual renewal anniversary or in accordance with other terms contained herein.

2.2 Renewal. This Agreement may be renewed by giving written notice to the other party to this Agreement sixty (60) days before expiration of this Agreement.

3. Manufacture and Purchase Requirements

3.1 During the term of this Agreement, and subject to the limitations set forth herein, NuSil shall be the United States Manufacturer of the Polymer and Paste A, and shall manufacture for markets and projects provided by Licensor, the total amount not to exceed Fifteen Million Pounds (15,000,000 lbs) of the Polymer and Thirty Million Pounds (30,000,000 lbs) of Paste A each year of this Agreement beginning in the year 2000.

3.2 In the event that Licensor shall require the Paste A in an amount in excess of Thirty Million pounds (30,000,000 lbs), NuSil shall be extended a right of first refusal to manufacture and supply to Licensor any amount of the Paste A under the same price and delivery terms as set forth herein. Licensor is not permitted to offer the rights to manufacture the Paste A until after NuSil has rejected its right of first refusal to manufacture additional amounts of Paste A.

4. Sales and Licensing Fees

4.1 Manufacturer will produce Paste A and Licensor will provide the markets and projects for sales of the Paste A. Manufacturer will formulate a price structure of the Paste A mutually agreed upon with Licensor, and will ship Paste A directly to the projects.

4.2 Licensor will receive its profit and licensing fee from Manufacturer, both of which will be determined in a supplemental pricing agreement.

5. Governmental Compliance: Indemnities

5.1 Manufacturer shall provide a warranty period of 6 months from date of shipment when the Product is stored in the original unopened containers within specified environmental conditions. The Manufacturer shall warrant that the Product meets current Product specifications at time of shipment. The Manufacturer specifically disclaims any other express or implied warranty, including warranties of merchantability and of fitness for use. Purchaser's remedy and the Manufacturer's sole liability for breach of warranty is limited to refund of purchase price or replacement of Product shown to be other than as warranted, and the Manufacturer disclaims any liability for incidental or consequential damages. Manufacturer does not accept any responsibility or liability whatsoever, for any performance of the Product or any claim made for any formulations in which the Product is included or utilized by the Licensor.
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5.2 Manufacturer represents that the Polymer and Paste A covered by this
Agreement will be manufactured and sold in compliance with all federal, state and municipal laws, rules and regulations as applicable.

5.3 Licensor shall indemnify and hold Manufacturer and its respective successors assigns, agents officers, employees and contractors harmless from and against all claims, liabilities, losses and damages asserted by any person, together with all cost, expenses or liabilities relating thereto (including reasonable attorneys' fees), based an a claim of infringement of a United States or foreign patent or trademark, resulting from or relating to the manufacture, sale, operation or use of the Paste A or any component thereof. Each party agrees to notify promptly the other of any matters in respect of which the foregoing indemnity may apply and of which the notifying party has knowledge.

6. Termination

6.1 This Agreement (and/or any purchase order placed hereunder) may be terminated prior to expiration of the term provided in section 2 above;

6.2 At any time on mutual consent in writing;

6.3 Upon sixty (60) days written notice by either party, if the other party shall fail to perform any of its duties or obligations under the Agreement and does not remedy such failure within thirty (30) days of receipt of written notice to the failing party;

6.4 Immediately upon notice from either party to the other party of inability to mutually agree upon product pricing, or upon such other party's cessation of operations generally or closing of its operations for a period of thirty or more consecutive days.

7. Patents

7.1 Eurotech may desire to provide more then one process of making the Polymer and request NuSil to assist in this process. In this case NuSil will provide the lab facilities and personnel to support this effort at agreed upon cost to Eurotech. Any resulting patent applications of the Polymer or EKOR material, shall by law, belong to the inventor(s) but will be exclusively assigned to Eurotech in right and title in areas of EKOR application including nuclear and conventional decontamination and decommissioning; toxic, hazardous, chemical, biological and radioactive waste containment, transportation, storage and disposal; and insulating, fireproofing and waterproofing, of said patents for the manufacture of the Product, and the material is purchased from the Manufacturer to the limits of this Agreement.

7.2 In the event of a new patent where the Manufacturer is the inventor, the Licensor will have exclusive rights to the use of the patented process or material in the fields of application described in paragraph 7.1, and the sole supplier of the process or material will be the Manufacturer within the limits of this Agreement.

7.3 Any process improvements, changes or modifications to the manufacturing processes for components of the Product shall belong to the Manufacturer. The Manufacturer shall have sole assignment in right and title to any process patents resulting from all filings by inventors for intellectual property protection with appropriate governmental bodies. The Licensor shall have exclusive rights, in the fields of nuclear decontamination and decommissioning and radioactive waste containment, transportation, storage and disposal, to said patents for the manufacture of the Product, if the material is purchased from the Manufacturer.
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7.4 The Polymer. It is understood that Polymer will be manufactured in the quantities required to support Paste A production only. If the Manufacturer identifies a side market for the Polymer or Product, and the Licensor holds the rights and title to the relevant Patent(s), the Manufacturer will notify Licensor and will be permitted to sell the Polymer or product under separate licensing agreement(s).

8. Confidentiality / Publicity

8.1 Licensor and Manufacturer acknowledge that by reason of their relationship to each other hereunder each will have access to certain information and materials concerning the other's business plans. Information pertaining to Licensor's and Manufacturer's products (including but not limited to information end materials contained in technical data provided from time to time) which is confidential and of substantial value to the owner, and which would be impaired if it were disclosed to third parties, will be held confidential except with the prior written consent of the other party. Licensor and Manufacturer agree that they shall not use in any way, for their own account or the account of any third party, nor DISCLOSE TO ANY THIRD party, any such confidential information which is revealed to either by the other party.

8.2 Each Party will take every reasonable precaution to protect the confidentiality of such information. On termination of the Agreement, there shall be no use or disclosure by either party of any confidential information previously shared between the parties for two (2) years from the date of termination of the Agreement.

8.3 Neither party shall make any press releases or other publicity regarding this Agreement or any part thereof without the prior consent from the other party.

9. Unforeseen Circumstances and Force Majeure

9.1 This Agreement constitutes the entire understanding between Manufacturer and Buyer with respect to the subject matter hereof and may be amended or modified only in writing signed by both parties.

9.2 Neither party shall be deemed liable for delays in the performance or non-performance of any of its obligations under this Agreement if such default is the result of laws of other acts of government, of laws of other countries, acts of government, disruption of public utilities strikes, war or other circumstances beyond the reasonable control of the affected party (hereinafter "force majeure") provided, however, that the affected party shall promptly notify the other party of the circumstances of such force majeure and the parties shall thereupon exert all reasonable efforts to circumvent the effects of such force maj eure at the earliest opportunity.

10.      Other items:

10.1 If any term or provision of this Agreement shall be found to be illegal or unenforceable, then, this Agreement shall remain in full force and effect and such terms or provisions will be stricken.

10.2 This Agreement shall be binding upon inure to the benefit of the parties, hereto and their respective successors and assigns provided, however, that neither party assign this Agreement without prior written consent from the other party.


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10.3 Each party represents and warrants to the other party that it is not a party to or BOUND by any agreement or understanding oral or written, which conflicts with, or purports to prohibit it from entering into, this Agreement or performing any term or provision of this Agreement.

10.4 Each party warrants and represents that the person whose signature appears below as signatory for it has been and is, on the date hereof, duly authorized by all necessary and appropriate action to exercise this Agreement.

10.5 Manufacturer and Licensor shall be in the relationship of independent contracting parties and nothing herein shall be deemed to constitute them in a relationship of partnership, joint venture, employee and employer or any other relationship other than that of independent contracting parties.

10.6 During the period of this Agreement, and after its termination for any reason, the Manufacturer agrees to not compete in markets of the Licensor with products and processes collaborated upon under this Agreement for the lifetime of the EKOR related patents without the expressed written permission of the Licensor.

10.7 GOVERNING LAW The governing law of this Agreement are those of the State of California.

In WITNESS WHEREOF, the parties hereto have caused this agreement to be executed by their duly authorized representative as of the date set forth on the signature page hereto.

LICENSOR
EUROTECH, Ltd.
1216 Sixteenth Street N.W.
Washington, D.C. 20036


/s/ Don V. Hahnfeldt

Name: Don V. Hahnfeldt                                     Date: March 30, 2000
Title: President and CEO


MANUFACTURER
NUSIL TECHNOLOGY
1050 Cindy Lane
Carpinteria, California 93013



/s/ Richard Compton

Name: Richard Compton
Title: President and Chief Executive Officer                Date:  April 6, 2000